Exhibit 99.1

Index to Financial Statements

Page (s)

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:
Balance Sheets - December 31, 2011 and 2010	F-3

Statements of Operations for the Years Ended December 31, 2011 and 2010	F-4

Statement of Changes in Stockholders’ Equity/(Deficit) for the Years Ended December 31, 2011 and 2010	F-5

Statements of Cash Flows for the Years Ended December 31, 2011 and 2010	F-6

Notes to Financial Statements	F-7 to F-13

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Aurios Inc.

We have audited the accompanying balance sheets of Aurios Inc. as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aurios Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona

April 16, 2012

F-2

AURIOS INC.

BALANCE SHEETS

	December 31,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash	$7,263	$23,438
Accounts receivable	2,250	975
Inventory	2,195	5,135
Total Assets	$11,708	$29,548

LIABILITIES AND STOCKHOLDERS' EQUITY / (DEFICIT)
Current Liabilities:
Accounts payable	$89,939	$67,148
Deferred income	16,500	-
Accrued interest	17,073	84
Notes payable - related party, net of discount	116,667	15,625
Total Current Liabilities	240,179	82,857
Long-Term Liabilities
Accrued interest	-	15,623
Note payable - related party, net of discount	-	66,245
Total Liabilities	240,179	164,725
Stockholders' Equity / (Deficit):
Common stock - no par value; 90,000,000 shares authorized,3,678,000 shares issued and outstanding at December 31, 2011 and 2010, respectively	197,795	197,795
Additional paid-in capital	37,124	37,124
Accumulated deficit	(463,390)	(370,096)
Total Stockholders' Equity/(Deficit)	(228,471)	(135,177)
Total Liabilities and Stockholders' Equity / (Deficit)	$11,708	$29,548

The Accompanying Notes are an Integral

Part of the Financial Statements

F-3

AURIOS INC.

STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2011	2010

Sales	$22,068	$18,532

Cost of Sales	11,380	11,343

Gross Profit	10,688	7,189

General and Administrative Expenses	62,108	115,871

Loss from Operations	(51,420)	(108,682)

Other (Income) /Expense	20	55
Interest Expense	41,854	4,649
Total Other (Income) /Expense	41,874	4,704

Net Loss	$(93,294)	$(113,386)

Loss per share - basic and diluted	$(0.03)	$(0.03)

Weighted average shares outstanding	3,678,000	3,439,907

The Accompanying Notes are an Integral

Part of the Financial Statements

F-4

AURIOS INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended December 31, 2011 and 2010

							Total
			Convertible		Additional		Stockholders'
	Common Stock		Preferred Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance at December 31, 2009	2,400,000	$50,795	460,000	$115,000	-	$(256,710)	$(90,915)

Preferred stock conversion to common stock	1,150,000	115,000	(460,000)	(115,000)			-

Common stock issued	128,000	32,000					32,000

Common stock warrants issued with related party notes					37,124		37,124

Net loss for the year ended December 31, 2010						(113,386)	(113,386)

Balance at December 31, 2010	3,678,000	197,795	-	-	37,124	(370,096)	(135,177)

Net loss for the year ended December 31, 2011						(93,294)	(93,294)

Balance at December 31, 2011	3,678,000	$197,795	-	$-	$37,124	$(463,390)	$(228,471)

The Accompanying Notes are an Integral

Part of the Financial Statements

F-5

AURIOS INC.

STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2011	2010

Increase / (Decrease) in Cashflows
Cash flows from operating activities:
Net Loss	$(93,294)	$(113,386)
Adjustments to reconcile net loss to net cash used by operating activities:
Warrants and beneficial conversion	-	625
Note payable issued for legal services	-	44,248
Amortization of debt discount	34,797	-
Changes in Assets and Liabilities:
Accounts receivable	(1,275)	1,957
Inventory	2,940	14,334
Accounts payable	22,791	4,752
Deferred income	16,500	-
Accrued interest	1,366	4,024
Due to related party	-	(1,792)

Net cash used by operating activities	(16,175)	(45,238)

Cash flows from financing activities:
Proceeds from notes payable - related party	12,000	30,000
Repayment of notes payable - related party	(12,000)	-
Proceeds from common stock subscribed	-	32,000
Net cash provided by financing activities	-	62,000

Net change in cash and cash equivalents	(16,175)	16,762

Cash and cash equivalents at beginning of period	23,438	6,676

Cash and cash equivalents at end of period	$7,263	$23,438

Supplemental Information:
Interest paid	$5,690	$-
Income taxes paid	$-	$-

Non-Cash Financing Activities
Conversion of preferred stock to common stock	$-	$115,000

The Accompanying Notes are an Integral

Part of the Financial Statements

F-6

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates

Nature of Corporation

Aurios, Inc. (the “Company” or “we”) is a corporation which was formed under the laws of the State of Arizona on August 7, 2001. Its principal business activity is the marketing of vibration and motion control technology to the audio/video markets. The Company’s sales occur throughout the United States. The Company is a former wholly-owned subsidiary of True Gravity Enterprises Inc. (“TGE”). On December 31, 2007, the principal shareholder, who is also a director and officer of the Company, purchased all of the stock owned by TGE. Through June 30, 2007, TGE paid all Company expenses including payroll and vendors. It charged the Company $1,500 per month as a rent and management fee. Beginning June 30, 2007, the Company began paying its vendors, but continued to contract with TGE for rent and for certain services performed by TGE. On February 25, 2010, TGE sold substantially all of its assets to Advanced Vibration Technologies Inc., an Arizona corporation (“AVT”). Pursuant to a Management and Rental Agreement between AVT and the Company, the Company entered into an agreement to pay AVT $1,500 per month for rent and certain management services. This agreement expired on July 31, 2010. The Company no longer pays a management or rental fee.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are used when estimating the fair values of stock-based issuances, as well as the recoverability of inventory, and the collectability of accounts receivable. These are discussed in the respective notes to the financial statements.

Revenue Recognition

The Company derives its revenues primarily from the sale of vibration and motion control devices through sales from the Company’s website and its distributors. Revenues are recognized at the time the sale is completed and shipped. Once shipped, title to the products, as well as the risks and rewards of ownership, passes to the customers.

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred no advertising expense for the years ended December 31, 2011 and 2010.

Cash and Cash Equivalents

For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

Accounts Receivable

The Company provides for potentially uncollectible accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding and the Company’s prior history of uncollectible accounts receivable. As of December 31, 2011 and 2010, there was no provision for uncollectible trade accounts receivable. The Company does not accrue interest charges on delinquent accounts receivable. The accounts are generally unsecured.

F-7

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Inventory

Inventories, consisting primarily of finished goods, are stated at the lower of cost (first-in, first-out method) or market value. We regularly assess inventory quantities on hand and record provisions for excess and obsolete inventory based primarily on our estimated forecast of product demand. As of December 31, 2011 and 2010 there was no provision for obsolete inventory. Inventories at December 31, 2011 and 2010 were determined using a perpetual inventory system with periodic counts.

Deferred Income Taxes

Deferred income taxes are provided for on an asset and liability method, whereby deferred tax assets and liabilities are recognized for deductible temporary differences and operating loss carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that the carryforwards will not be utilized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company’s policy is to classify any interest and penalties to income tax expense in the financial statements.

Discount on Debt

During the year ended December 31, 2010, the Company issued convertible debt instruments together with detachable warrants. This resulted in a beneficial conversion feature and the value of the warrants creating a discount on the debt. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the straight line method which approximates the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense.

In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

New Accounting Pronouncements

There have been no recent accounting pronouncements issued which are expected to have a material effect on the Company’s financial statements.

Stock-Based Compensation

The Company recognizes stock-based compensation based on the fair value of the award on the date of grant. The fair value of option grants and warrants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model.

Earnings Per Share

The earnings per share accounting guidance provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.

As of December 31, 2011 and 2010, warrants to purchase 247,489 shares of the Company’s common stock were not included in the determination of diluted loss per share, as they were antidilutive, and would decrease the loss per share. In addition, the notes payable and related accrued interest, were convertible into 258,343 and 247,490 shares of common stock as of December 31, 2011 and 2010, respectively, which also would have been anti-dilutive and have been excluded in the calculation of loss per share.

F-8

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Fair Values of Financial Instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and short-term loans approximate their fair values because of the relatively short-term maturity of these instruments, or for long-term debt based on borrowing rates currently available to the Company for loans with similar terms and maturities.

Note 2

Related Party Transactions

The Company had a note payable to a related party, TGE, in the amount of $44,121 as of December 31, 2011 and 2010, bearing interest at a rate of 8.25%. All outstanding principal and interest was due and payable on December 15, 2010. In December 2010, the note and accrued interest were extended from December 15, 2010 until January 15, 2012. In January 2012, the note and accrued interest were further extended from January 15, 2012 until January 15, 2013. As of December 31, 2011 and 2010, there was accrued interest in the amount of $13,818 and $15,623, respectively.

In July 2007, the Company entered into a non-exclusive License Agreement with a related party, TGE, giving the Company rights in various patents, pending applications for patents and trademarks in various countries of the world, including the United States. The Company pays the related party five percent (5.0%) of worldwide net sales of the licensed products. In October 2007, the License Agreement was amended to provide that the royalty would begin to accrue on January 1, 2008. This agreement was terminated on February 25, 2010 as a result of the sale of substantially all of TGE’s assets to AVT; such sale included the sale of the licensed patent. The Company entered into a License Agreement with AVT and now pays AVT a royalty equal to five percent (5%) of worldwide net sales of the licensed products.

On February 25, 2010, TGE sold substantially all of its assets to AVT, an Arizona corporation.

The Company and TGE, its affiliate and former parent, entered into an administrative services/rental agreement on January 1, 2009. Under such agreement, TGE performed certain administrative duties for Aurios and provided it office space as required at $1,500 per month. Aurios has no employees and had contracted with TGE for all services. Paul Attaway controls TGE as its principal shareholder and an officer and director. This agreement was terminated on February 25, 2010 as a result of the sale of substantially all of TGE’s assets to AVT. After February 25, 2010, AVT provided administrative support and personnel to the Company at $1,500 per month under a Management and Rental Agreement that expired on July 31, 2010. During the years ended December 31, 2011 and 2010, the Company paid fees of $0 and $10,500, respectively, for the aforementioned services.

On March 26, 2010, TGE, the Company’s affiliate and former parent, assigned the Company its federally registered trademark “Aurios” in consideration for a payment of $100. On April 1, 2010, TGE assumed ownership from the Company of all parts and raw materials maintained in the inventory. The Company now maintains only a finished goods inventory. Total purchases from TGE for the years ended December 31, 2011 and 2010 were $8,223 and $16,371, respectively.

On March 25, 2010, Paul Attaway, an officer and director of the Company, purchased 48,000 shares of common stock for $0.25 per share for a total of $12,000 in the Company's private placement of common stock.

On March 26, 2010 and March 29, 2010, Ira J. Gaines and Christian J. Hoffmann, III, respectively, both of whom are principal shareholders of the Company, each purchased 40,000 shares of common stock for $0.25 per share for a total of $10,000 each in the Company's private placement of common stock.

F-9

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2

Related Party Transactions (Continued)

On December 15, 2010, the Company issued convertible promissory notes in the amount of $10,000 each to Ira J. Gaines, Paul Attaway, and Christian J. Hoffmann III, all of whom are principal shareholders of the Company, for a total of $30,000 that they loaned to the Company. Each note bears interest at a rate of 6.0% per annum with principal and interest due on December 14, 2011. In December 2011, the maturity date of the notes and, along with accrued interest, were extended to December 14, 2012. The notes and any accrued interest are convertible into common stock of the Company at a rate of $0.30 per share. As of December 31, 2011 and 2010, there was accrued interest on the notes of $1,909 and $84, respectively. In addition, each note holder was issued 33,333 common stock warrants for a total of 99,999 warrants. The warrants vested immediately, have an exercise price of $0.30 per share and have a 10-year term expiring December 14, 2020. As a result of the warrants and the conversion feature, a discount was recorded on the debt in the amount of $15,000. The discount is amortized over the one-year term of the debt. During the years ended December 31, 2011 and 2010, the Company recorded interest expense related to the discount of $14,375 and $625, respectively. As of December 31, 2011 and 2010, there was $0 and $14,375, respectively, of non-amortized discount netted against the carrying amount of the debt.

On August 8, 2011, Ira J. Gaines, Paul Attaway, and Christian J. Hoffmann III, all of whom are principal shareholders of the Company, each advanced $4,000, for a total of $12,000 to the Company. Each note bore interest at a rate of 6.0% with principal and interest due on December 15, 2011. On November 14, 2011 all principal and accrued interest was repaid by the Company to the principal shareholders.

During the years ended December 31, 2011 and 2010, the Company paid $13,066 and $1,918, respectively, in legal services to a firm in which a principal stockholder of Aurios is a partner. He also performed or supervised the legal services rendered by his law firm. As of December 31, 2011 and 2010, the Company owed the law firm $50,178 and $43,057, respectively. In addition, on December 31, 2010, the Company issued a note to such firm representing $44,248 in outstanding invoices that the Company owed. The note bears interest at a rate of 3.0% per annum, with all outstanding principal and interest due on January 15, 2012, or earlier upon the occurrence of certain events. In January 2012, the maturity date of the note was extended to January 14, 2013. The note is convertible into shares of the Company’s common stock at a rate of $0.30 per share. As of December 31, 2011 and 2010, there was accrued interest on the note of $1,346 and $0, respectively. The law firm was also issued 147,490 common stock warrants, which vested immediately, have an exercise price of $0.30 per share, and have a 10-year term expiring December 30, 2020. As a result of the warrants and the conversion feature, a discount was recorded on the debt in the amount of $22,124. The discount is amortized over the one year term of the debt. During the years ended December 31, 2011 and 2010, the Company recorded interest expense related to the discount of $20,422 and $0, respectively. As of December 31, 2011 and 2010, there was $1,702 and $22,124, respectively, of non-amortized discount netted against the carrying amount of the debt.

A schedule of minimum future principal payments on the above notes payable is as follows:

Period Ending	Principal		Net
December 31,	Amount	Discount	Amount
2012	$118,369	$1,702	$116,667
	$118,369	$1,702	$116,667

F-10

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3

Accounts Receivable

	December 31,	December 31,
	2011	2010
Accounts Receivable	$2,250	$975
Less: Allowance for Doubtful Accounts	-	-
	$2,250	$975

Note 4

Concentration of Credit Risk

The Company maintains cash accounts at a financial institution. At December 31, 2011 and 2010, the Company had no uninsured cash and cash equivalents.

For the years ended December 31, 2011 and 2010, the Company had 70% and 90% of sales to two customers and three customers, respectively. As of December 31, 2011 and 2010 receivables from these customers were $2,250 and $450, respectively.

Note 5

Deferred Income

On November 10, 2011 the Company entered into an agreement with FastLane Retail Systems, Inc. under which it agreed to negotiate only with FastLane regarding a possible transaction until January 10, 2012. FastLane paid the Company $16,500 in consideration for entering into this agreement. The payment was non-refundable except if the Company violates its terms. The agreement expired on January 10, 2012 with no definitive agreement between the parties and the income was recognized at that time. See Note 8, Subsequent Events.

Note 6

Stockholders’ Equity (Deficit)

Common Stock:

On August 31, 2009, the Company commenced a private placement of a minimum of 80,000 shares and a maximum of 400,000 shares of its Common Stock to accredited investors at a price of $0.25 per share. As of September 30, 2010, the private placement was closed and the Company had sold 288,000 shares, for gross proceeds of $72,000.

In March 2010 the Company sold 128,000 shares of its common stock in a private placement at a price of $0.25 per share, for a total of $32,000 to its three principal shareholders, one of whom is an officer and director.

F-11

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 6

Stockholders’ Equity (Deficit) (Continued)

Stock Options:

The Company, under its 2007 Stock Option Plan, is authorized to grant options for up to 625,000 shares of common stock, no par value. Options may be granted as incentive stock options or nonqualified stock options. Incentive stock options shall not be granted at less than one hundred percent (100%) of the fair market value of the common stock on the date of the grant, and have exercise terms of up to ten years with vesting periods determined at the discretion of the Company’s board of directors. As of December 31, 2011 no stock options had been granted.

Warrants:

The fair value of warrant grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for all grants: 5 year expected life of warrants using the “plain vanilla method”, which management believes approximates the actual expected term, risk-free interest rates of 2.01% - 2.11%, volatility of approximately 32.4%, and a 0% dividend yield.

On December 15, 2010, the Company granted warrants to purchase shares of common stock at $0.30 per share to Ira Gaines, Paul Attaway, and Christian Hoffmann III, respectively all of whom are principal shareholders of the Company, each were issued 33,333 common stock warrants for a total of 99,999 total warrants. The warrants vested immediately, have an exercise price of $0.30 per share and have a 10 year term expiring December 14, 2020. The Company valued the warrants at $0.10 per warrant using the Black-Scholes option pricing model.

On December 31, 2010, the Company granted 147,490 warrants to purchase shares of common stock at $0.30 per share to the law firm of Quarles & Brady LLP. The warrants vested immediately, have an exercise price of $0.30 per share and have a 10-year term expiring December 30, 2020. The Company valued the warrants at $0.10 per warrant using the Black-Scholes option pricing model.

Warrants Outstanding and Exercisable
Weighted
Average
	Weighted		Remaining
	Average	Aggregate	Contractural
Number of	Exercise	Intrinsic	Life
Shares	Price	Value	(In Years)
247,489	$0.30	$-	8.99

F-12

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 7

Income Taxes

The provisions for income tax expense consist of the following:

	Year Ended
	December 31,
Deferred:	2011	2010
Income tax benefit at statutory rates	$36,400	$44,000
Valuation allowance of net operating loss	(36,400)	(44,000)
	$-	$-

The Company’s deferred tax asset consists of the following:

	December 31,	December 31,
	2011	2010
Deferred tax asset:
Net operating loss carryforward	$168,200	131,800
Less: Valuation allowance	(168,200)	(131,800)
Net deferred tax asset	$-	$-

As of December 31, 2011 and December 31, 2010, the Company had net operating loss carryforwards of approximately $432,000 and $338,000, respectively. The loss carryforwards, unless utilized, will expire from 2027 through 2031.

Our federal and state tax returns are subject to changes upon examination. For federal income tax purposes, years 2008 through 2011 are open for examination and for state income tax purposes the years 2007 through 2011 are open for examination.

Note 8

Subsequent Events

On February 3, 2012 the Company entered into an agreement with FastLane Retail Systems, Inc. under which it agreed to negotiate only with FastLane regarding a possible transaction. FastLane paid the Company $10,000 in consideration for entering into this agreement, which was to expire on March 30, 2012. The payment was non-refundable except if the Company violated its terms. The agreement was extended to April 30, 2012 upon the payment of an additional $15,000.

Note 9

Going Concern

The Company has incurred an accumulated deficit and has had negative cash flows from its operations. Realization of the Company’s assets is dependent upon the Company’s ability to meet its future financing requirements and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has no expansion plans that would require significant infusions of capital into its operations; however, it expects that it will need additional working capital in the next twelve months if it does not generate positive cash flow from operations. No assurances can be given that the Company will be able to raise such additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to the Company. If the Company is unable to raise additional funds, it could be required to either substantially reduce or terminate its operations.

F-13